Exhibit 4.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 15, 2013, by and among KCG Holdings, Inc. (the “Company”), the Guarantors (as defined below) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, as the issuer, certain subsidiaries of the Company, as guarantors (the “Guarantors”), and the Trustee have entered into an indenture, dated as of June 5, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its 8.250% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Company launched a consent solicitation pursuant to a consent solicitation statement (the “Consent Solicitation Statement”) dated September 30, 2013 to, among other things, amend Section 4.07(b)(9) of the Indenture in order to allow the Company to purchase, redeem or repay the outstanding 3.50% Cash Convertible Senior Subordinated Notes due 2015 (the “2015 Convertible Notes”) issued by Knight Capital Group, Inc. at any price and with any available cash;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and Trustee may amend or supplement the Indenture Documents with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes except for certain amendments not applicable herein;

WHEREAS, pursuant to a tabulation certificate, dated October 14, 2013, by i-Deal LLC, in its capacity as the tabulation agent (the “Tabulation Agent”) under the Consent Solicitation Statement, the Tabulation Agent has (1) received valid consents pursuant to the Consent Solicitation Statement from the holders of $304,022,000 in aggregate principal amount of the Notes, representing 99.68% of the total aggregate principal amount of the Notes, and (2) none of such consents have been validly revoked or withdrawn at or prior to the Expiration Time (as defined in the Consent Solicitation Statement);

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized;

WHEREAS, the Company has obtained the requisite consent of Holders of at least a majority in aggregate principal amount of outstanding Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

AMENDMENT

Section 1.1. Section 4.07(b)(9) of the Indenture is hereby amended and restated in its entirety to read as follows:

(9) (a) cash settle conversions of the 2015 Convertible Notes to the extent required pursuant to the 2015 Convertible Notes as in effect on the date of this Indenture and (b) so long as no Event of Default then exists or would result therefrom, the Company may otherwise purchase, redeem or repay outstanding 2015 Convertible Notes;

ARTICLE 3

MISCELLANEOUS

Section 3.1. EFFECTIVENESS. This Supplemental Indenture shall be effective when:

(a)	it is duly executed and delivered by the parties hereto;

(b)	each of the other amendments to the Collateral Documents contemplated in the Consent Solicitation Statement has been duly executed and delivered by the parties thereto; and

(c)	that certain First Amendment and Consent to Credit Agreement, dated October 15, 2013, among the Company, as borrower, the Guarantors, and Jefferies Finance LLC, as the administrative agent for the Lenders (as defined in the Credit Agreement thereby amended) and as collateral agent for the Secured Parties (as defined in the Credit Agreement thereby amended) is duly executed and delivered by the parties thereto.

Section 3.2. RECITALS. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.3. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.6. The Indenture, as supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KCG HOLDINGS, INC., as Issuer

By:	/s/ Daniel Coleman
Name:	Daniel Coleman
Title:	Chief Executive Officer

GETCO HOLDING COMPANY, LLC, as Guarantor

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel and Secretary

GETCO TRADING, LLC, as Guarantor

By:	/s/ Alex Sadowski
Name:	Alex Sadowski
Title:	Manager

GLOBAL COLOCATION SERVICES LLC, as Guarantor

BY: GETCO HOLDING COMPANY, LLC,
ITS SOLE MEMBER

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel and Secretary

BLINK TRADING LLC, as Guarantor

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel and Secretary

KNIGHT CAPITAL GROUP, INC., as Guarantor

By:	/s/ Daniel Coleman
Name:	Daniel Coleman
Title:	Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

KNIGHT CAPITAL HOLDINGS LLC, as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

KNIGHT FIXED INCOME HOLDINGS LLC, as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

KCG HOTSPOT FX LLC, as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

KNIGHT LIBERTAS HOLDINGS LLC, as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

KNIGHT QUANTITATIVE TRADING LLC, as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

HOTSPOT FX HOLDINGS, INC., as Guarantor

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

[Signature Page to Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to Third Supplemental Indenture]